Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form N-14, of our report dated April 6, 2015 relating to the financial statements of TCW/Gargoyle Hedged Value Fund, a series of TCW Alternative Funds, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Principal Service Providers” in the Prospectus/Proxy Statement and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California

May 6, 2015